Exhibit 99.(I)(1)

DECHERT LLP
1900 K Street, N.W.
Washington, D.C. 20006
(202) 261-3300

July 25, 2025

Mercer Funds
99 High Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

We have acted as counsel for Mercer Funds (the “Trust”) and are familiar with the Trust’s registration statement under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, the “Registration Statement”). The Trust is organized as a statutory trust under the laws of the State of Delaware.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Trust’s Amended and Restated Declaration of Trust (“Declaration of Trust”) as currently in effect; (ii) the Trust’s Amended and Restated By-Laws as currently in effect; (iii) Post-Effective Amendment No. 55 to the Registration Statement, and (iv) such other materials relating to the authorization and issuance of shares of beneficial interest of the Trust, and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the Trust’s shares to be sold pursuant to Post-Effective Amendment No. 55 to the Registration Statement, when it is effective with the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Trust, as described in Post-Effective Amendment No. 55 to the Registration Statement, will have been legally and validly issued and, subject to the qualifications set forth in the Declaration of Trust,  will be fully paid and nonassessable by the Trust. In this regard, we note that, pursuant to Section 5 of Article IV of the Declaration of Trust, the Trustees have the power to cause any shareholder to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, dividend disbursing, shareholder servicing or similar agent for services provided to such shareholder, an amount fixed from time to time by the Board of Trustees, by setting off such amount due from such shareholder from the amount of (i) declared but unpaid dividends or distributions owed such shareholder, or (ii) proceeds from the redemption by the Trust of shares from such shareholder.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 55 to the Registration Statement, to be filed with the Securities and

Exchange Commission in connection with the continuous offering of the Trust’s shares of beneficial interest, as indicated above, and to references to our firm, as counsel to the Trust, in the Trust’s Statement of Additional Information to be dated as of the effective date of Post-Effective Amendment No. 55 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

/s/ Dechert LLP